Exhibit 13(i)

CLOSED END FUND OVERSIGHT AGREEMENT

January 1, 2007

Amended and Restated February 11, 2014

Exhibit A, as of:

June 29, 2007 (Addition of Colonial Funds)

October 1, 2010 (Redesignation of MFS California Municipal Fund)

January 1, 2020 (Removal of MFS California Municipal Fund and

MFS lnterMarket Income Trust I)

April 27, 2024 (Removal of MFS Special Value Trust)

Exhibit C, as of:

January 1, 2008

January 1, 2009

January 1, 2010

January 1, 2011

January 1, 2012

January 1, 2013

January 1, 2014

January 1, 2015

January 1, 2016

January 1, 2017

January 1, 2018

January 1, 2019

January 1, 2020

January 1, 2021

January 1, 2022

January 1, 2023

January 1, 2024

January 1, 2025

CLOSED-END FUND OVERSIGHT AGREEMENT

CLOSED-END FUND OVERSIGHT AGREEMENT effective the 1st day of January, 2007, and the 15th day of February, 2011, by and among MFS Service Center, Inc., a Delaware corporation (the “Administrator”), and each of the closed-end funds identified from time to time on Exhibit A hereto (each a “Fund” and collectively the “Funds”).

W I T N E S S E T H:

WHEREAS, the Funds have engaged Computershare Trust Company, N.A. (“Computershare”) as the sole transfer agent for the Funds pursuant to that certain Transfer Agency and Service Agreement dated as of December 18, 2006 by and among the Funds, Computershare and Computershare Shareholder Services, Inc. (“CSS”) (the “TA Agreement”) pursuant to which Computershare provides transfer agency services to the Funds and CSS acts as the agent for the Funds’ dividend reinvestment plans;

WHEREAS, the Funds desire to retain the Administrator to provide oversight services with respect to the performance by Computershare and CSS of their respective obligations to the Funds under the TA Agreement in the manner and on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto and hereinafter set forth, the parties covenant and agree as follows:

1. Oversight Services. The Administrator shall, at its expense (subject to Sections 2 and 3 hereof), and subject always to the control of the trustees, directors or other governing body of the Funds (referred to herein as “Trustees’’), oversee the performance by Computershare and CSS of their respective obligations to the Funds under the TA Agreement (the “Oversight Services”). Exhibit B hereto lists the Oversight Services to be provided by the Administrator hereunder. If there occurs a material change in the level of oversight required by the Funds in the future necessitating a material increase or decrease the types or quantities of Oversight Services required by the Funds, the Funds and the Administrator shall negotiate in good faith an adjustment to the Oversight Fee payable under Section 6 hereof.

2. Responsibility for Charges and Expenses. During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its obligations under this Agreement, except such expenses as are assumed by the Funds under this Agreement and any expenses that are paid by the Funds or by a party other than the Funds on behalf of the Funds under the terms of any other agreement to which the Funds are a party or a third-party beneficiary. The Administrator assumes and shall pay for maintaining its staff and personnel and shall, at its own expense, provide the equipment, office space, and facilities necessary to perform its obligations under this Agreement.

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3. Services Provided by Third Parties. It is acknowledged and agreed that the Funds shall remain obligated to bear all costs incurred by the Funds pursuant to the TA Agreement (including all per account fees and out-of-pocket expenses) and that the Administrator shall not be obligated for any such costs.

4. Maintenance of Books and Records. It is acknowledged and agreed that (a) the Administrator shall have no obligation to preserve for each Fund that is registered as an investment company with the Securities and Exchange Commission (the “SEC”) any records required to be maintained as prescribed by the rules and regulations of the SEC and (b) such record keeping obligations are the sole responsibility of Computershare and CSS pursuant to the terms of the TA Agreement.

5. Information Security and Privacy Policies. The Administrator agrees to implement, maintain and comply in all material respects with policies and procedures (collectively, the “Information Security and Privacy Policies”) reasonably designed to address the requirements of applicable state and federal laws and regulations regarding the security, protection and confidentiality of records and data of the MFS Funds that contain personal information (“PI”) to which the Administrator is given access, including Massachusetts General Law, ch. 93H and the regulations thereunder. The Administrator agrees that the Information Security and Privacy Policies shall address: (i) administrative, technical, and physical safeguards for the protection of records and data that contain PI; (ii) detection of unauthorized access to or use of PI for unauthorized purposes; and (iii) the proper destruction of such records and data so that the information contained therein cannot be practicably read or reconstructed. The Administrator shall provide such reports to the Trustees of the Fund or a committee thereof as may be required by the lnformation Security and Privacy Policies or otherwise reasonably requested.

6. Oversight Fee. Each Fund shall pay the Administrator a fee as agreed to from time to time and as set forth in Exhibit C hereto (the “Oversight Fee”). The Oversight Fee shall be accrued on the first day of each calendar month and shall be paid monthly to the Administrator on the second to last business day of each calendar month. If this Agreement becomes effective or terminates before the end of any calendar month, the Oversight Fee for the period from the effective date to the end of such calendar month or from the beginning of such calendar month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

7. Non-Exclusivity. The services of the Administrator to the Funds hereunder are not to be deemed exclusive and the Administrator shall be free to render similar services to others.

8. Standard of Care. Neither the Administrator, nor any of its directors, officers, stockholders, agents or employees, shall be liable or responsible to any Fund or its shareholders for any error of judgment mistake of law or any loss arising out of any act or omission in the performance by the Administrator of its duties under this Agreement, except for liability resulting from (a) willful misfeasance, (b) bad faith, (c) gross negligence, or (d) reckless disregard by the Administrator of its obligations and duties under this Agreement.

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9. Term, Termination, Amendment and Assignment. This Agreement shall begin on the date first written above and shall continue indefinitely with respect to each Fund until terminated as follows:

(i) the Agreement may be terminated at any time, without payment of any penalty, by the Trustees of the Fund upon sixty (60) days’ written notice to the Administrator;

(ii) the Agreement may be terminated by the Administrator with respect to any Fund at any time upon sixty (60) days’ written notice to the Fund; and

(iii) if the Trustees of the Fund, including a majority of the Independent Trustees, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later.

This Agreement may be amended at any time by a written agreement executed by each party hereto and may be assigned with respect to any Fund only with the written consent of the Fund and the Administrator.

10.	Miscellaneous.

a.	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

b.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the domestic substantive laws of The Commonwealth of Massachusetts, without giving effect to any conflicts or choice of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

c.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

d.	Joinder of Funds. In the event that additional funds are created or acquired from time to time which desire to retain the Administrator to provide them with Oversight Services pursuant to this Agreement, the Administrator and the additional fund may jointly amend Schedule A hereto to add the additional fund, and the additional fund shall thereafter be deemed a “Fund” for all purposes of this Agreement. The consent of the other parties to this Agreement shall not be required to amend Schedule A hereto.

e.	Scope of Fund’s Obligations. A copy of the Declaration of Trust of each Fund (or trust of which the Fund is a series) organized as a Massachusetts business trust (each a “Trust”). is on file with the Secretary of State of The Commonwealth of

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Massachusetts. The Administrator acknowledges that the obligations of or arising out of this Agreement are not binding upon any of a Trust’s Trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest thereunder and hereunder. If this Agreement is executed by a Trust on behalf of one or more series of the Trust, the Administrator further acknowledges that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this Agreement are binding solely upon the assets or property of the series on whose behalf the Trust has executed this Agreement. The Administrator also agrees that the obligations of each Fund hereunder shall be separate and not joint nor joint and several, in accordance with its proportionate interest hereunder, and agrees not to proceed (by way of claim, set-off or otherwise) against any Fund for the obligations of another Fund.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affiliated, as of the date first written above.

On behalf of the MFS Closed-End Funds listed on Exhibit A hereto

By:
Susan S. Newton
Assistant Secretary

MFS SERVICE CENTER, INC.

By:
Maureen Leary-Jago
President

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As of April 29, 2024

Closed-End Fund Oversight Agreement - Exhibit A Funds

MFS Closed-End Funds

MFS Charter Income Trust

MFS Government Markets Income Trust

MFS High Income Municipal Trust

MFS High Yield Municipal Trust

MFS Intermediate High Income Fund

MFS Intermediate Income Trust

MFS Investment Grade Municipal Trust

MFS Multimarket Income Trust

MFS Municipal Income Trust

On behalf of the MFS Closed-End Funds listed on Exhibit A hereto

By:
Christopher R. Bohane
Assistant Secretary

MFS SERVICE CENTER, INC.
By:
Margatheeta C. Wise
President

1004709

Oversight Services Exhibit B

Oversight Services
1. Relationship Management	•	Maintain single point of contact for Computershare, enabling centralized and consolidated monitoring, reporting and evaluation of service delivery.
	•	Primary liaison between MFS, Computershare and custodian.
	•	Review all policy and process changes that have potential impact to our servicing.
	•	Review all personnel, control or servicing modifications prior to implementation.
	•	Conduct quarterly training for staff on MFS products and expectations.
	•	Validate invoices and out-of pocket expenses.
	•	Provide periodic internal reporting inclusive of BOD reporting as required.
	•	Discuss any changes in products and services offered and marketing strategies.
	•	Review any changes to third party service providers or other technology vendors; and
2. Establishment and monitoring of service levels	•	Monitor SLA performance.
	•	Conduct monthly service level review meetings.
	•	Develop and monitor service improvement plans with vendor.
	•	Review samples of all print mail items prior to mailing.
	•	Monitor Shareholder Client Feedback.
3. Evaluation of third party audit reports, inclusive of SAS 70 reports	•	Annual evaluation SAS 70 report inclusive of monitoring of user controls.
	•	Continuous follow up on any open items or exceptions noted.
4. Compliance with Fund Documents and relevant MFS policy	•	Periodic review and validation of compliance with fund documents.
5. Management certifications	•	Monitor compliance with quarterly certifications and evaluate results.
	•	Follow up on any open items or exceptions noted.
6. Periodic due diligence visits	•	Conduct due diligence meetings as deemed necessary.
7. Conformance with contractual terms	•	Perform periodic monitoring of contractual terms.

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Exhibit C

Oversight Fee

In return for the Oversight Services provided by the Administrator under this Agreement, the Funds shall pay the Administrator an aggregate annual fee of $118,407 for calendar year 2024, such fee to be allocated to each Fund based on the number of open accounts in such Fund.

Effective January 1, 2024.

On behalf of the MFS Closed-End Funds listed on Exhibit A hereto

By:
Christopher R. Bohane
Assistant Secretary

MFS SERVICE CENTER, INC.

By:
Margatheeta C. Wise
President